EXHIBIT B-2(a)

                      AMENDED AND RESTATED
                        SERVICE AGREEMENT
                             BETWEEN
                     ENTERGY SERVICES, INC.
                               AND
                       ENTERGY POWER, INC.


     THIS AGREEMENT, made and entered into as of June 22, 1999 by and between Entergy Services, Inc., a corporation organized under the laws of the State of Delaware (hereinafter sometimes referred to as "Service Company") and Entergy Power, Inc., a corporation organized under the laws of the State of Delaware (hereinafter sometimes referred to as "EPI"), amends, restates and supercedes in its entirety that certain Service Agreement made and entered into as of August 28, 1990, between Service Company and EPI, as heretofore amended by Amendments, effective January 1, 1991, January 1, 1992, January 1, 1996, January 1, 1998 and January 1, 1999 (the "Original Service Agreement").

                      W I T N E S S E T H:

     WHEREAS, Service Company and EPI are both direct subsidiaries of Entergy Corporation ("Entergy") and Entergy
Power, Inc., together with Entergy and its other direct and indirect subsidiaries ("Client Companies") form the Entergy
System; and

     WHEREAS, Service Company is organized, staffed and equipped and is authorized by the Securities and Exchange Commission (the "Commission") as a subsidiary service company under Section 13 of the Public Utility Holding Company Act of 1935, as amended (the "Act") to render to Client Companies certain services and to render to EPI services as herein provided; and

     WHEREAS, in the performance of past and future services for the Client Companies, Service Company has acquired and will acquire certain properties and other resources; and

     WHEREAS, EPI is authorized under the Act by order of the Commission dated August 27, 1990 to utilize those services, personnel, properties and other resources of Service Company; and

     WHEREAS, economies and increased efficiencies benefiting the Entergy System will result from the performance by Service
Company of services for EPI and the provision of certain property and resources to EPI as herein provided; and

     WHEREAS, subject to the terms and conditions herein described, Service Company is willing, upon request by EPI, to render such services and provide such property and resources to EPI; and

     WHEREAS, pursuant to settlement arrangements entered into by Entergy with certain of its state and local regulators in 1992 and 1993 (collectively, the "Settlement Agreements"), Entergy has agreed (subject to the receipt of any requisite Commission authorization) to implement certain special provisions pertaining to affiliate transactions between Entergy's Regulated Utilities and Nonregulated Businesses (each as defined in the Settlement Agreements), including, without limitation, a provision requiring that any services rendered by Entergy's Regulated Utilities (including Service Company) to Nonregulated Businesses (including
EPI), be priced at cost plus 5%; and

     WHEREAS, by Order dated June 22, 1999 (HCAR No. 27040), the Commission granted Entergy's application requsting, among other things, an exemption from the "at cost" requirements of Section 13(b) of the Act to permit implementation of the provision of the Settlement Agreements requiring that services rendered by Service Company to EPI be priced at cost plus 5%; and

     WHEREAS, it is necessary and appropriate to amend the Original Service Agreement for the purpose, among other things, of incorporating the above referenced provision of the Settlement
Agreements.

     NOW THEREFORE, in consideration of the premises and of the mutual agreements herein, the parties hereto hereby agree as follows:

     1.   Definitions.

     In addition to those terms elsewhere defined in this Agreement, the term, "Services" shall mean the services described in Article 3 hereof, unless the context otherwise requires.

     2.   Agreement to Furnish Services.

          A. Upon its receipt of EPI's service request, Service Company agrees to furnish to EPI upon the terms and conditions hereinafter set forth such of the Services requested by EPI, at such times, for such periods and in such manner as EPI shall have requested. Service Company will keep itself and its personnel available and competent to render to EPI the Services on the same basis as such Services are provided the other Client Companies.

          B. Upon its receipt of EPI's service request, Service Company will, if it has or can have available the personnel and resources needed to fill the service request, furnish to EPI upon the terms and conditions hereinafter set forth such of the Services, at such times, for such periods and in such manner as EPI may from time to time request; provided, however, that the determination of whether Service Company has the available personnel and resources to perform in accordance with the service request will be entirely within the discretion of Service Company, and Service Company may at its sole option elect not to perform any requested Services, except that, once having agreed to perform pursuant to a service request, Service Company shall not withdraw or depart from such performance without the consent of EPI.

          C. The providing of Services by Service Company pursuant to this Agreement shall in all cases and notwithstanding anything herein contained to the contrary be subject to any limitations contained in authorizations, rules or regulations of those governmental agencies, if any, having jurisdiction over Service Company, EPI, or such providing of Services.

     3.   Description of Services.

     The Services to be provided by Service Company hereunder may, upon request, include the following:

          A. General Executive and Advisory Services. Advise and assist the officers and employees of EPI in connection with various phases of its business and operations, including particularly
     (but not exclusively) those phases which involve coordination of planning or operations between EPI and other entities.

          B. General Engineering. Perform general engineering work, including system production and transmission studies; prepare and analyze apparatus specifications, distribution studies and standards, civil engineering and hydraulic studies and problems, and fuel supply studies; and advise and assist in connection with analyses of operations and operating and construction budgets.

          C. Design Engineering. Perform detailed design work as requested by EPI.

          D. Purchasing. Render purchasing and group purchasing services to EPI, coordinate group purchasing, and supply expediting services. All requests for bids shall be made by and purchases confirmed in the name of EPI (or its customer, if requested by EPI).

          E. Accounting and Statistical. Perform for EPI all such business, accounting, and auditing services and install such internal accounting and auditing procedures as are requested by EPI or its customers to maintain its or their books and records properly and account for and safeguard its operations and properties; advise and assist EPI in connection with the installation of accounting systems and similar efforts, requirements of regulatory bodies with respect to accounting, studies of accounting procedures and practices to improve efficiency, accounting entries resulting from financial transactions, internal audits, employment of independent auditors, preparation and analyses of financial and operating reports and other statistical matters relating to EPI or its customers, preparation of reports to regulatory commissions, insurance companies and others, standardization or accounting and statistical forms in the interest of economy, and other accounting and statistical matters.

          F. Finance and Treasury. Advise and assist Entergy Power on financing matters, including short and long range financial planning, determination of types and times of sales of securities, preparation of petitions and applications for the issuance of securities and the preparation of various documents required in connection therewith, negotiation and structuring of financing arrangements, and all treasury matters, including banking and investment of surplus funds.

          G. Taxes. Advise and assist EPI in connection with tax matters, including preparation of Federal, State or foreign income and other tax returns and of protests, claims and briefs where necessary, tax accruals, and other matters in connection with any applicable taxes, governmental fees or assessments, and assistance in connection with audit of returns by the Internal Revenue Service and State Tax Agencies.

          H. Risk Management. Advise and assist EPI in connection with risk management matters including but not limited to insurance and bonding, including contracts with insurers, trustees and actuaries and the placing of individual or blanket/group policies covering EPI and/or other Client Companies or its or their customers, and other insurance and bonding problems as required.

          I. Employee Benefits. Advise and assist EPI in connection with employee benefit matters including but not limited to welfare and pension matters.

          J. Corporate. Advise and assist EPI in connection with corporate affairs, including assistance and suggestions in connection with the preparation of petitions and applications for the issuance of securities, contracts for the sale of underwriting of securities, maintenance of minutes of directors' and stockholders' meetings and other proceedings and of other related corporate records; and also arrangements for stockholders meetings, including notices, proxies and records thereof, and for other types of meetings.

          K. Budgeting. Advise and assist EPI in matters involving the preparation and development of capital and operating budgets, cash and cost forecasts, and budgetary controls and preparation of long-range forecasts.

          L. Business Promotion and Public Relations. Advise and assist EPI in the development of marketing and sales programs, in the preparation and use of advertising and sales materials, and in the determination and carrying out of promotional programs.

          M. Employee Services. Furnish EPI with advisory and administrative services and programs in connection with employee and employee relations matters, payroll, recruitment, employee placement, training, compensation, safety, labor relations and health, welfare and employee benefits.

          N. Systems and Procedures. Advise and assist EPI in the establishment of sound operating practices and methods of procedure, the standardization of forms, the purchase, rental and use of mechanical and electronic data processing and communications equipment, in conducting economic research and planning and in the development of special economic studies.

          O. Regulatory Matters. Consultation and advice with respect to regulatory matters, particularly those involving the Securities and Exchange Commission or the Federal Energy Regulatory
     Commission, and the provision of liaison and assistance in processing matters with the staffs of such commissions.

          P. Systems Operations Center. Operation of a System Operations Center for the control of bulk power supply and load dispatching within the Entergy System, with EPI, and with interconnected systems.

          Q. Data Processing Services. Operation of a data processing Computer center to serve the Entergy System. This operation may include: applications software development, maintenance and enhancements; data communications network design, operation and management; Computer Center production operations; and information systems consulting.

          R. Access to and Use of Resources. Make available to EPI in the conduct of its business and/or, to the extent necessary or appropriate as required in the performance of its services to its customers, access to, use of, or rights in all Service Company's resources, including facilities, products, processes, techniques, computer hardware and software, technical information, training aids and properties, vehicles, equipment, machines and other property, whether owned, leased or licensed by or otherwise to Service Company.

          S. Training. Assist EPI in providing training to personnel of EPI or its customers; develop and make available training procedures, materials and facilities, and provide instructors.

          T. Legal Services. Provide services and advice relating to litigation, contracts, leases, real estate, property rights and other legal matters.

          U. General. Make available services in the areas of construction, planning and supervision, design, management, programs, quality assurance, licensing matters, research and development, and communications systems and procedures.

          V. Other Services. Render advice and assistance in connection with such other matters as EPI may request and Service Company may be able to perform with respect to EPI's business and operations.

     4.   Compensation of Service Company.

     As compensation for Services actually requested by EPI and rendered to it by Service Company, EPI hereby agrees to pay to Service Company an amount equal to (a) the cost of such Services, computed in accordance with applicable rules and regulations (including, but not limited to, Rules 90 and 91) under the Act and appropriate accounting standards, plus (b) a charge of 5% of such cost. The cost of Services under (a) above shall include direct charges and EPI's pro rata share of certain of Service Company's costs and shall be determined as outlined in Exhibits I and II attached hereto and incorporated herein by reference. Bills for Services will be rendered on or before the 15th day of the succeeding month and will be payable on or before the 25th day of such month.

     5.   Work Orders.

     The Services will be performed in accordance with work orders or requests issued or made by or on behalf of EPI and accepted by Service Company, and all Services will be assigned an applicable work order number to enable specific work to be properly allocated by project or other appropriate basis. Work orders shall be as specific as practicable in defining the Services requested to be performed and shall set forth the scope and duration of the Services to be performed pursuant to the service request. EPI shall have the right from time to time to amend, alter or rescind any work order, provided that (i) any such amendment or alteration which results in a material change in the scope of the work to be performed or equipment to be provided is agreed to by Service Company, (ii) the costs for the Services covered by the work order will include any expense incurred by Service Company as a direct result of such amendment, alteration or rescission of the work order, and (iii) no amendment, alteration or rescission of a work order will release EPI from liability for all such costs already incurred or contracted for by Service Company pursuant to the work order, regardless of whether the work associated with such costs has been completed.

     6.   Miscellaneous.

     This Agreement shall be binding upon the successors and assigns of the parties hereto, provided that Service Company shall not be entitled to assign or subcontract out any of its obligations under this Agreement or under any purchase order or service request issued hereunder without the prior written approval of EPI. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Arkansas. This Agreement may be executed in counterparts, each one of which when fully executed shall be deemed to have the same dignity, force and effect as an original. No provision of this Agreement shall be deemed waived nor breach of this Agreement consented to unless such waiver or consent is set forth in writing and executed by the party hereto making such waiver or consent.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective corporate names by their respective Presidents or one of their respective Vice
Presidents as of the day and year first above written.


ENTERGY SERVICES, INC.


By: /s/ C. John Wilder
            C. John Wilder
     Executive Vice President and
       Chief Financial Officer

ENTERGY POWER, INC.


By: /s/Steven C. McNeal
           Steven C. McNeal
     Vice President and Treasurer

                                                        EXHIBIT I

                       ENTERGY POWER, INC.

                      Billing Procedure by
                     Entergy Services, Inc.

I. Introduction

This procedure establishes the guidelines for determining the cost of Services for billings by Entergy Services, Inc. ("ESI") to Entergy Power, Inc. ESI employs a computer based work order system for the accumulation of costs and the allocation and billing of those costs to its client companies. These client companies are primarily the affiliated (Entergy System) companies. The current ESI accounting system has been designed to facilitate compliance with the FERC Uniform System of Accounts and generally accepted accounting principles. All bills by ESI are at cost, plus a charge of five percent (5%) of such cost.

The procedures to be employed in determining costs of Services performed for Entergy Power, Inc. will follow the procedures outlined in Exhibit II.

II. Method of Billing Entergy Power, Inc.

All Services performed by ESI for Entergy Power, Inc. will be accounted for using the automated work order system. Sources of this system are:

Payroll (time reports)
Accounts Payable (expense accounts and vendor invoices)
General Accounting Journal Entries

Charges for services rendered will be billed at cost plus five percent (5%) on or before the 15th day of the succeeding month.
All amounts billed will be payable by Entergy Power, Inc. on or before the 25th day of such month.

III. Billings

Billings of work orders to Entergy Power, Inc. will be made on a predetermined basis. It is expected that the billings will be 100 percent to Entergy Power, Inc. Should there be instances where services are jointly provided to other System Companies, costs will be allocated on an equitable basis and Entergy Power Inc.'s share of such costs will be subject to an additional five percent (5%) charge.

                                                       EXHIBIT II

  METHODS OF ALLOCATING COSTS AMONG CLIENT COMPANIES RECEIVING
     SERVICE UNDER THIS AND SIMILAR SERVICE AGREEMENTS WITH
                  ENTERGY SERVICES, INC.  (ESI)

1. The cost of rendering services by ESI will include all costs of doing business including interest on debt but excluding a return for the use of ESI's initial equity capital amount of $20,000.

2. (a) ESI will maintain a separate record of the expenses of each department. The expenses of each department will include:

          (i) those expenses that are directly attributable to such department, and

          (ii) an appropriate portion of those office and housekeeping expenses that are not directly attributable to a department but which are necessary to the operation of such department.

     (b) Expenses of the department will include salaries and wages of employees, including social security taxes, vacations, paid absences, sickness, employee disability expenses, and other employee welfare expenses, rent and utilities, materials, and supplies, depreciation, and all other expenses attributable to the department.

     (c) Departmental expenses will be categorized into one of two classes:

          (i) those expenses which are directly attributable to specific services rendered to a Client Company or group of Client Companies (Departmental Direct Costs), and

          (ii) those expenses which are attributable to the overall operation of the department and not to a specific service provided to Client Companies (Departmental Indirect Costs).

          Departmental Indirect Costs include:

          (l) Administrative labor costs associated with office and general service employees described in Section 3(a). This would include not only the salaries and wages of these employees but also other related employment costs described in Section 2(b) above.

          (2)  Occupancy costs including rent and utilities.

          (3)  Depreciation.

          (4)  Materials and supplies, telephone use, postage, etc.

          (5)  Other costs attributable to a department.

     (b)  The indirect expenses of the department will not include:

          (i) those incremental out-of-pocket expenses that are incurred for the direct benefit and convenience of a Client Company or a group of Client Companies and are to be directly charged to such Client Company or group of Client Companies; and

          (ii) ESI's overhead expenses that are attributable to maintaining the corporate existence of ESI, franchise and other general taxes, and all other incidental overhead expenses including those auditing fees and accounting department expenses attributable to ESI (Indirect Corporate Costs).

     (e) ESI will establish annual budgets for controlling the expenses of each service department and those expenses outlined above in Section 2(d) which are not department specific.

3. (a) Employees in each department will be divided into two classes:

          (i)  Those employees rendering service to Client Companies (Class
               A), and

          (ii) Those office and general service employees, such as secretaries, stenographers, telephone operators and file clerks, who generally assist employees in Class A or render other house-keeping services and who are not engaged directly in rendering service to a Client Company or a group of Client Companies. In the event that any such office or general service employees are assigned to functions that are attributable to services being performed for Client Companies, such employees shall be reclassified as Class A employees.

     (b) Expenses set forth in Section 2 above will be separated to show:

          (i)  salaries and wages of Class A employees, and

          (ii) all other expenses of the department.

     (b) Class A employees in each department will maintain a record of the time they are employed in rendering service to each Client Company or group of Client Companies. The hourly rate for each Class A employee will be determined each month.

4. (a) The charge to Client Company or a group of Client Companies for a particular service will be the sum of the figures derived by multiplying the hours reported by each Class A employee in rendering such service by the hourly rate applicable to such employee and other direct allocated expenses.

     (b)  Departmental Indirect Costs as defined in Section
          2(c)(ii) will be allocated in proportion to the direct salaries and wages charged.

5. Those expenses of ESI that are not included in the expense of a department under Section 2 above will be charged to Client Companies receiving service as follows:

     (a) Incremental out-of-pocket costs incurred for the direct benefit and convenience of a Client Company or a group of Client Companies will be charged direct to such company or group of companies.

     (b)  The Indirect Corporate Costs of ESI referred to above in
       Section 2(d)(ii) will be allocated among the Client Companies in the same proportion as the charges to the Client Companies, excluding Indirect Corporate Costs.

     (c) If the method of allocation of Departmental Indirect Costs (Section 4(b)), or Indirect Corporate costs (Section 5(b)), would result in an inequity because of a change in operation or organization of the Client Companies, then ESI may adjust the basis to effect an equitable distribution. Any such change in allocation shall be made only after first giving to the Commission written notice of such proposed changes not less than 60 days prior to the proposed effectiveness of any such change.

6. On the basis of the foregoing, monthly bills will be rendered to Client Companies. Billing procedures and amounts will be open to audit by Client Company and by any regulatory authority having jurisdiction in respect of the Client Company.

7. When services are rendered to a group of Client Companies, costs of such service shall be allocated equitably among the Companies based on the nature and scope of the service rendered according to the formulae outlined in Exhibit II, Supplement.

                                                       EXHIBIT II
                                                       Supplement


                     ALLOCATION FORMULAE FOR
                   GROUPS OF CLIENT COMPANIES


Note: Each allocation formula will be based on data relevant to participating Client Companies to whom the services are provided and the department providing the service.

ENERGY SALES

Based on total kilowatt-hours of energy sold to consumers.

Used primarily for the allocation of costs associated with the financial analyses of sales and related items.

CUSTOMERS

Based on a twelve-month average of residential, commercial, industrial, government, and municipal general business electric and gas customers.

Used primarily for the allocation of costs associated with the support of customer based services. Would include customer service and support, marketing, economic forecasts, environmental services, financial and regulatory analyses and customer information systems.

EMPLOYEES

Based on the number of full-time employees at period end.

Used primarily for the allocation of costs associated with the support of employee-based services. Would include administration of employee benefits programs, employee communications, employee training, various facilities-based benefits and information technology desktop support.

RESPONSIBILITY RATIO

Based on the ratio of the company's load at time of system peak load. The peak load is the average of the twelve monthly highest clock-hour demands in kilowatts of the interconnected system occurring each month coincident with the system peak load.

Used primarily for the allocation of costs incurred in fossil plant support and integrated planning.

COMPOSITE - TRANSMISSION. DISTRIBUTION/CUSTOMER SERVICE

Based on four components of equal weighting: kilowatt-hour energy sales; average customers; number of distribution and customer service/support employees; and the Transmission/Substation
Composite Allocation Method.

Used primarily for the allocation of costs incurred in the support of the overall transmission and distribution system of Entergy's Operating Companies. These costs are related to sales, transmission lines or substations, customers or customer service/support employees.

TRANSMISSION LINE MILES

Based on the number of miles of transmission lines, weighted for design voltage (Voltage ~ 400kv = 1; Voltage >=400kv =2).

Used primarily for the allocation of costs associated with project design, maintenance and installation of Entergy transmission lines.

SUBSTATIONS

Based on the number of high voltage substations weighted for Voltage (Voltage < 500kv = 1; Voltage >= 500kv = 2).

Used primarily for the allocation of related engineering and technical support for transmission and distribution substation operations and maintenance as well as for engineering and project management associated with substation construction.

COMPOSITE - TRANSMISSION LINES/SUBSTATIONS

Based on two components: Transmission Line Miles (30% weighting) and the Number of High Voltage Substations (70% weighting).

Used primarily for the allocation of the costs associated with the support of the transmission and distribution function that have both a transmission line component as well as a substation or load component.

GAS CONSUMPTION

Based on the volume of natural gas consumed annually by all gas fired generating units within the Entergy System.

Used for the allocation of costs associated with services in support of gas purchased for gas fired generation units.

TAX INCOME AND DEDUCTION RATIO

Based on the prior years' Federal Income Tax return, total Income and Deductions.

Used for the allocation of costs associated with the preparation of consolidated Federal income tax returns and research of Federal tax issues.

LEVEL OF ESI SERVICE

Based on ESI total billings to each System company, excluding corporate overhead.

Used for the allocation of costs associated with support of ESI as a legal entity.

SYSTEM CAPACITY (NON-NUCLEAR)

Based on the power level, in kilowatts, that could be achieved if all non-nuclear generating units were operating at maximum capability simultaneously.

Used primarily for the allocation of costs associated with the support of the fossil operations of the System. This would include services provided by plant support, environmental and purchasing.

LABOR DOLLARS BILLED

Based on total labor dollars billed to each company.

Used primarily to allocate the costs associated with employee benefits plans, payroll taxes, departmental indirect costs and performance based compensation plans for ESI employees.

DISTRIBUTION LINE MILES

Based on the number of miles of distribution lines of 34.5kv or less.

Used primarily for the allocation of costs associated with project design, maintenance and installation of Entergy distribution lines.

COAL CONSUMPTION

Based on the quantity of tons of coal delivered for a twelve month period to each coal plant within the Entergy System.

Used for the allocation of costs associated with services in support of coal purchased for coal generating units

ACCOUNTS PAYABLE TRANSACTIONS

Based on the number of accounts payable transactions processed annually for each Entergy System Company.

Used for the allocation of costs associated with the support of the accounts payable function.

SQUARE FOOTAGE

Based on square footage occupied by ESI functional business units.

Used primarily to allocate the costs associated with facilities supervision and support.

INSURANCE PREMIUMS (NON-NUCLEAR)

Based on non-nuclear insurance premiums.

Used for the allocation of costs associated with risk management.

ASSET RECORDS

Based on the number of asset records at period end.

Used for the allocation of costs associated with the fixed asset accounting function.

AVERAGE OUTSTANDING CAPITAL EXPENDITURE AUTHORIZATIONS (CEA'S)

Based on a twelve-month average of outstanding CEA's.

Used for the allocation of costs associated with the capital project costing accounting function.

TOTAL ASSETS

Based on total assets at period end.

Used primarily to allocate costs associated with the oversight and safeguarding of corporate assets. This would include services provided by financial management and certain finance functions, among others. Also used when the services provided are driven by the relative size and complexity of the System Companies and there is no functional relationship between the services and any other available allocation formula.

BANK ACCOUNTS

Based on the number of bank accounts at period end.

Used for the allocation of costs associated with daily cash management activities.

COMPUTER USAGE COMPOSITE

Based on three components: Customers (52% weighting), General
Ledger Transactions (29% weighting) and Employees (19% weighting), with weighting based on historical usage.

Used primarily for the allocation of costs associated with the mainframe computer, unix servers and related database administration.

GENERAL LEDGER TRANSACTIONS

Based on the number of general ledger transactions for the period.

Used primarily for the allocation of costs associated with general ledger activities, including related information systems, and for general accounting activities.

CUSTOMERS AND EMPLOYEES COMBINATION

Based on the equal weighting of a twelve-month average of residential, commercial, industrial, government and municipal general business electric and gas customers and on the number of full-time employees at period end.

Used primarily for systems that support both customers and employees.

FIBER

Based on capacity and use of the Entergy System's fiber optic network.

Used primarily for the allocation of fiber optic operations and maintenance expenses.